Exhibit 5.1

601 Lexington Avenue

New York, New York 10022

Facsimile:
(212) 446-4800	(212) 446-4900

www.kirkland.com

January 29, 2016

Exelon Corporation

10 South Dearborn Street

P.O. Box 805379

Chicago, Illinois 60680-5379

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to Exelon Corporation, a Pennsylvania corporation (the “Issuer”), in connection with the proposed registration by the Issuer of (i) $807,082,000 aggregate principal amount of 3.950% Notes due 2025 (the “Exchange 2025 Notes”), (ii) $333,485,000 aggregate principal amount of 4.950% Notes due 2035 (the “Exchange 2035 Notes”) and (iii) $741,001,000 aggregate principal amount of 5.100% Notes due 2045 (the “Exchange 2045 Notes” and, together with the Exchange 2025 Notes and the Exchange 2035 Notes, the “Exchange Notes”) pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The Exchange Notes are to be issued pursuant to the Indenture dated as of June 11, 2015 (the “Base Indenture”), by and between the Issuer and The Bank of New York Mellon Trust Company, National Association, as trustee (the “Trustee”), as amended and supplemented by the first supplemental indenture dated as of June 11, 2015, by and between the Issuer and the Trustee, and the second supplemental indenture dated as of December 2, 2015, by and between the Issuer and the Trustee (together with the Base Indenture, the “Indenture”). The Exchange Notes are to be issued in exchange for and in replacement of (i) the Issuer’s 3.950% Notes due 2025 (the “Original 2025 Notes”), of which $807,082,000 in aggregate principal amount is outstanding, (ii) the Issuer’s 4.950% Notes due 2035 (the “Original 2035 Notes”), of which $333,485,000 in aggregate principal amount is outstanding, and (iii) the Issuer’s 5.100% Notes due 2045 (the “Original 2045 Notes” and, together with the Original 2025 Notes and the Original 2035 Notes, the “Original Notes”), of which $741,001,000 in aggregate principal amount is outstanding.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the articles of incorporation and bylaws of the Issuer, (ii) minutes and records of the corporate proceedings of the Issuer with respect to the issuance of the Exchange Notes, (iii) the Indenture, (iv) the Registration Statement and (v) forms of the Exchange Notes.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the

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authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Issuer, and the due authorization, execution and delivery of all documents by the parties thereto other than the Issuer. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective and (ii) the Exchange Notes have been duly authorized, executed and authenticated in accordance with the provisions of the Indenture and duly delivered to holders of the Original Notes in exchange for the Original Notes, the Exchange Notes will be validly issued under the Indenture and binding obligations of the Issuer.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also further consent to the reference to our firm under the heading “Validity of the Exchange Notes” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York. Insofar as the foregoing opinions involve matters governed by the laws of the Commonwealth of Pennsylvania, we have relied, without independent inquiry or investigation, on the opinion of Ballard Spahr LLP, filed with the Registration Statement on the date hereof.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

We have also assumed that the execution and delivery of the Indenture and the Exchange Notes and the performance by the Issuer of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which any registrant is bound, except those agreements and instruments that have been identified by the Issuer as being material to it and that have been filed as exhibits to the Registration Statement.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Yours very truly,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP